Exhibit 99.07

Pazoo.com Experiences A 100% Increase Of Time Spent On Website And Begins Major Social Media Push With New Internal And External Teams

Whippany NJ, April 9, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to report the amount of time a visitor spends on www.pazoo.com has increased from approximately 3 minutes in January to a consistent average of well over 6 minutes in March. Additionally, Pazoo has engaged a strong outsourced team that has been combined with Pazoo’s in-house writers and social media teams for a large-scale social media/traffic drive to www.pazoo.com that started this week.

Pazoo has made very extensive changes to the website during the first quarter of 2014 and now has the final format and platform of the website in place. As these changes were made, average time spent on the website by a visitor continually increased. Pazoo continues to experience further gains in time spent on the website in the past two weeks and expects these gains to not only solidify but continue to expand moving forward. Pazoo expects to take this current platform well into the future only adding new drop down menu items and expanding and keeping content current and fresh.

With the platform now set as well as the basic internal writing, editing and social media teams in place, Pazoo has engaged an external team to work in conjunction with the internal teams on a major campaign to dramatically increase the awareness of www.pazoo.com. Pazoo expects to see traffic on the website to reach new record highs in the second quarter of 2014. There is currently a push to aggressively increase the number of the high revenue producing video ads on the website to compliment the standard banner ads already displayed throughout the website. With the quality traffic now visiting the website, and with the expected increase of visitors, Pazoo will also begin to reach out and begin the process of having direct advertising on the website instead of working solely through advertising agencies and brokers.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: April 9, 2014